EXHIBIT 23.1
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                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors and Shareholders
Spire Corporation:


We consent to the incorporation by reference in the registration statement on Form S-8 of Spire Corporation and subsidiaries of our report dated August 22, 2003, with respect to the balance sheets of Bandwidth Semiconductor, LLC as of December 31, 2002 and 2001, and the related statements of operations and members' deficit, cash flows for each of the years in the two-year period ended December 31, 2002, which report appears in the Form 8-K/A of Spire Corporation and subsidiaries dated May 6, 2004.


/s/ KPMG LLP


Boston, Massachusetts
May 6, 2004